EXHIBIT 23.1

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS’ CONSENT

We consent to have issued our report dated March 28, 2003, accompanying the consolidated financial statements of Sunterra Corporation contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption “Experts”.

/s/    GRANT THORNTON LLP

Los Angeles, California

May 9, 2003